Exhibit 99(b)

News Release

Contact:	Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com
Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE:
July 21, 2003
1:00 p.m. EDT

Private Equity Group Invests in Avista Labs

Avista Corp. to retain 19.9 percent of fuel cell business

Spokane, Wash.: Avista Corp. (NYSE:AVA) today announced an investment by a private equity group in its fuel cell manufacturing and development subsidiary. Avista Corp. will remain as a minority owner with 19.9 percent interest in a new entity, AVLB Inc., which will continue to do business under the name Avista Labs for up to 24 months and is expected to remain in Spokane.

     The equity investors, led by Vancouver, British Columbia-based Chrysalix Energy LP, includes Wall Street Technology Partners of New York and Buerk Craig Victor LLC of Seattle. The investors have raised an initial $7.5 million in funding which includes a commitment by Avista to provide additional future funding of up to $1.5 million under certain conditions.

     This transaction is an important step in implementing Avista’s corporate strategy of returning to its core business said Gary G. Ely, chairman, president and chief executive officer of Avista Corp.

     “We believe there is a great future in the fuel cell industry and that is why we are retaining a portion of the company,” said Ely. “We are very pleased to have high quality partners who can make this possible. The addition of their investment capital will help Avista Labs achieve its full potential.”

     The reduction in Avista Corp.’s ownership interest in Avista Labs results in an impairment charge of approximately $2.5 million (net of tax), or $0.05 per diluted share, during the second quarter of 2003. This impairment charge, as well as operating losses for Avista Labs for the period, will be reported as a discontinued operation in Avista Corp.’s consolidated financial statement.

     Avista Labs develops and manufactures modular Proton Exchange Membrane (PEM) fuel cell products. The company markets a variety of commercially available fuel cells that utilize its patented Modular Cartridge Technology®.

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     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations.

     These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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